EXHIBIT 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of November 16, 2007 (this “Amendment”) is entered into among WRIGHT MEDICAL GROUP, INC., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).
RECITALS
     WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of June 30, 2006 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”);
     WHEREAS, the Borrower has requested and the Lenders have agreed to amend certain terms of the Credit Agreement subject to the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Amendments. The Credit Agreement is hereby amended as follows:
     (a) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in appropriate alphabetical order:
     “Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date less (ii) the aggregate unrestricted cash in excess of $10,000,000 of the Borrower and its Domestic Subsidiaries as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).
     “Convertible Indenture” means that certain Indenture among the Borrower, as issuer, and a to be determined trustee containing terms and conditions substantially consistent with the terms of the “Convertible Note Term Sheet” attached as Exhibit A to the First Amendment.
     “Convertible Notes” means those certain unsecured convertible senior notes due 2014 issued by the Borrower pursuant to the Convertible Indenture containing terms and conditions substantially consistent with the terms of the “Convertible Note Term Sheet” attached as Exhibit A to the First Amendment.
     “Convertible Notes Documents” means the Convertible Notes, the Convertible Indenture and all other documents executed and delivered in respect of the Convertible Notes and the Convertible Indenture, each of which containing terms and conditions substantially consistent with the terms of the “Convertible Note Term Sheet” attached as Exhibit A to the First Amendment.

     “First Amendment” means that certain First Amendment to Credit Agreement dated as of November 16, 2007 by and among the Borrower, the Guarantors, the Required Lenders and the Administrative Agent.
     “First Amendment Effective Date” means November 16, 2007.
     (b) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:
     “Applicable Rate” means with respect to Revolving Loans, Swing Line Loans, Letters of Credit and the Commitment Fee, the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing	Consolidated	Commitment	Letter of	Eurocurrency	Base Rate
Tier	Net Leverage Ratio	Fee	Credit Fee	Loans	Loans
1	> 2.00:1.0	0.30%	1.75%	1.75%	0.75%
2	> 1.50:1.0 but < 2.00:1.0	0.225%	1.25%	1.25%	0.25%
3	> 1.00:1.0 but < 1.50:1.0	0.175%	1.00%	1.00%	0.00%
4	> 0.50:1.0 but < 1.00:1.0	0.150%	0.75%	0.75%	0.00%
5	< 0.50:1.0	0.125%	0.50%	0.50%	0.00%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate.
     (c) The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended by replacing the period at the end of subsection (c) with “; and” and by adding a new subsection (d) at the end of such definition to read as follows:
     (d) the occurrence of a “Fundamental Change” (or any comparable term) under and as defined in the Convertible Notes Documents.
     (d) The definition of “Consolidated Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

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     (e) Section 8.03 of the Credit Agreement is hereby amended by replacing the period at the end of subsection (h) with “; and” and by adding a new subsection (i) at the end of Section 8.03 of the Credit Agreement to read as follows:
     (i) unsecured Indebtedness of the Borrower under the Convertible Notes Documents in an aggregate principal amount not to exceed $230,000,000.
     (f) Section 8.06 of the Credit Agreement is hereby amended by replacing the period at the end of subsection (c) with “; and” and by adding a new subsection (d) at the end of Section 8.06 of the Credit Agreement to read as follows:
     (d) the Borrower may make interest payments on the Indebtedness permitted by Section 8.03(i) in accordance with the terms of the Convertible Notes Documents prior to the conversion of such Indebtedness to common stock of the Borrower.
     (g) Section 8.11(a) of the Credit Agreement is hereby amended to read as follows:
     (b) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.0 to 1.0.
     (h) A new subsection (c) is hereby added at the end of Section 8.12 of the Credit Agreement to read as follows:
     (c) Amend or modify any of the terms of any Convertible Notes Documents if such amendment or modification would add or change any terms in a manner materially adverse to the Borrower or any Subsidiary or the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.
     (i) A new subsection (m) is hereby added at the end of Section 9.01 of the Credit Agreement to read as follows:
     (m) Convertible Notes. There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the Convertible Notes Documents
     2. Conditions Precedent. This Amendment shall be effective upon the receipt by the Administrative Agent of counterparts of this Amendment, duly executed by the Borrower, the Guarantors, the Required Lenders and the Administrative Agent.
     3. Miscellaneous.
     (a) The Credit Agreement (as amended by this Amendment), and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.
     (b) Each Loan Party (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents (as amended by this Amendment) and (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement (as amended by this Amendment) or the other Loan Documents.

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     (c) The Loan Parties hereby represent and warrant as follows:
     (i) each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Amendment;
     (ii) this Amendment has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable against it in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);
     (iii) no consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Amendment other than those which have been obtained and are in full force and effect;
     (iv) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are true and correct as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date; and
     (v) no event has occurred and is continuing which constitutes a Default or an Event of Default.
     (d) This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
     (e) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE.
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     Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	WRIGHT MEDICAL GROUP, INC., a Delaware corporation

	By: Name:	/s/ Jason P. Hood Jason P. Hood, Vice President
	Title:	General Counsel and Secretary

GUARANTORS:	WRIGHT MEDICAL TECHNOLOGY, INC., a Delaware corporation

	By: Name:	/s/ Jason P. Hood Jason P. Hood, Vice President
	Title:	General Counsel and Secretary

WRIGHT MEDICAL CAPITAL, INC., a Delaware corporation

	By: Name:	/s/ Joyce B. Jones Joyce B. Jones
	Title:	Vice President and Treasurer

WRIGHT INTERNATIONAL, INC., a Delaware corporation

	By: Name:	/s/ Joyce B. Jones Joyce B. Jones
	Title:	Vice President and Treasurer

WRIGHT MEDICAL GROUP, INC.
FIRST AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By: Name:	/s/ Anne M. Zeschke Anne M. Zeschke
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.

	By: Name:	/s/ Suzanne B. Smith Suzanne B. Smith
	Title:	Senior Vice President

REGIONS BANK

	By: Name:	/s/ Jonathan C. Tutor Jonathan C. Tutor
	Title:	Senior Vice President

SUNTRUST BANK

	By: Name:	/s/ W. Brooks Hubbard W. Brooks Hubbard
	Title:	Managing Director

US BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

By:
Name:
Title:
WRIGHT MEDICAL GROUP, INC.
FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST TENNESSEE BANK, National Association

By: Name:	/s/ James H. Moore James H. Moore, Jr.
Title:	Senior Vice President
WRIGHT MEDICAL GROUP, INC.
FIRST AMENDMENT TO CREDIT AGREEMENT

EXHIBIT A
CONVERTIBLE NOTE TERM SHEET
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Credit Agreement.

Issuer	Wright Medical Group, Inc. (the “Company”)

Security	Convertible Senior Notes due 2014.

Amount	Not to exceed $230,000,000.

Maturity Date	The notes will mature on November 30, 2014, subject to earlier redemption, repurchase or conversion, provided that no such redemption, repurchase or conversion may occur prior to the Maturity Date.

Interest	2.25%-2.75%

Ranking	The Convertible Notes will be general, unsecured obligations of the Company and will be effectively subordinated to all existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all liabilities of the subsidiaries of the Company.

Conversion Rights	Holders may surrender their notes into conversion in shares of the Company common stock at the conversion rate prior to the close of business on the business day immediately preceding the maturity date for the notes. Upon any conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Holders who convert their notes to common stock of the Company in connection with a make-whole fundamental change may be entitled to a make-whole premium in the form of an increase in the conversion rate for notes converted in connection with such make-whole fundamental change.

Redemption	The Company may redeem the notes in whole or in part for cash at any time beginning on December 5, 2011, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date, if the closing sale price of the Company common stock has exceeded 140% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption.

Fundamental Change Purchase	If the Company undergoes a “fundamental change,” subject to certain conditions, the holders will have the option to require the Company to purchase all or any portion of such holders’ notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, to but excluding, the fundamental change purchase date.

Covenants	The Company shall not consolidate or merge with, or convey, transfer or lease all or substantially all of its properties and assets to another person, unless (i) the resulting person (if not the Company) is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture.

Events of Default	The following are events of default under the indenture for the notes: (a) default in payment of the principal amount, redemption price or fundamental change in purchase price with respect to any note when such becomes due and payable; (b) default in payment of any interest due on any note, which continues for 30 days; (c) failure to issue notice of a fundamental change or a make-whole fundamental change that does not constitute a fundamental change as required under the indenture; (d) failure to comply with the obligations to convert the notes into common stock upon exercise of a holder’s conversion right; (e) failure to comply with Consolidation, Merger and Sale of Assets covenant; (f) failure to (i) comply with any other agreements in the notes or the indenture upon notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of notes then outstanding and failure to cure (or obtain a waiver of) such default within 60 days after such notice or (ii) to make any payment when due in respect of any indebtedness or guarantee in excess of a threshold amount; (g) failure to observe or perform any other agreement or condition relating to any such indebtedness or guarantee or any other event occurs, the effect of which default or other event is to cause such indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; (h) there is entered (j) one or more final judgments or orders in an aggregate amount exceeding a threshold amount, or (ii) any one or more non-monetary final judgments that have, or could reasonably be excepted to have a material adverse effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; and (i) certain events of bankruptcy or insolvency.